EXHIBIT 4.1


                             LAREDO INVESTMENT CORP.
                       2002 NONQUALIFIED STOCK OPTION PLAN


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                             Laredo Investment Corp.
                       2002 NONQUALIFIED STOCK OPTION PLAN


1.       Purpose

           The purpose of this Stock Option Plan (the "Plan') is to encourage and enable key employees (which term, as used herein, shall include officers), and directors, of Laredo Investment Corp. or a parent (if any) or subsidiary thereof (collectively, unless the context otherwise requires, the "Corporation"), consultants, and advisors to the Corporation, and other persons or entities providing goods or services to the Corporation to acquire a proprietary interest in the Corporation through the ownership of common stock of the Corporation. As used herein, the term "parent" or "subsidiary" shall mean any present or future corporation which is or would be a parent "corporation" or "subsidiary corporation" of the Corporation as the term is defined in section 424 of the Internal Revenue Code of 1986, as amended (the "code") (determined as if the Corporation were the employer corporation). Such directors, consultants, advisors, and other persons or entities providing goods or services to the Corporation and entitled to receive options hereunder are hereinafter collectively referred to as the "Associates", and the relationship of the Associates to the Corporation is hereinafter referred to as "association" with the Corporation. An employee or Associate to whom an option has been granted is referred to as a "Grantee". Such ownership will provide such Grantees with a more direct stake in the future welfare of the Corporation and encourage them to remain employed by or associated with the Corporation. It is also expected that the Plan will encourage qualified persons to seek and accept employment or association with the Corporation.

2.        Administration

           (a) The Plan shall be administered by the Board of Directors (the "Board").

           (b) As it applies to the administration of the Plan, a majority of the members of the Board shall constitute a quorum, and the action of a majority of the members of the Board present at a meeting at which a quorum is present, as well as actions taken pursuant to the unanimous written consent of all of the members of the Board without holding a meeting, shall be deemed to be actions of the Board. All actions of the Board and all interpretations and decisions made by the Board with respect to any question arising under the Plan shall be final and conclusive and shall be binding upon the Corporation and all other interested parties.

           (c) Subject to the terms and conditions of the Plan, the Board shall be responsible for the overall management and administration of the Plan and shall have such authority as shall be necessary or appropriate in order to carry out its responsibilities, including, without limitation, the authority to (i) interpret and construe the Plan and to determine the terms of all options granted pursuant to the Plan, including, but not limited to, the persons to whom, and the time or times at which grants shall be made, the number of options to be included in the grants, (ii) to adopt rules and regulations and to prescribe forms for the operation and


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administration  of the Plan; and (iii) to take any other action not inconsistent with the provisions of the Plan that it may deem necessary or appropriate.

3.       Eligibility and Participation

          (a) Key employees and Associates are eligible to receive options. Each option shall be granted, and the number of shares and the vesting schedule of such shares subject thereto shall be determined by the Board.

          (b) Options shall be evidenced by written agreements which shall, among other things (i) specify the number of shares covered by the option; (ii) specify the exercise price, determined in accordance with paragraph 6 hereof, for the shares subject to the option; (iii) specify the option period determined in accordance with paragraph 6 hereof; (iv) set forth specifically or incorporate by reference the applicable provisions of the Plan; and (v) contain such other terms and conditions consistent with the Plan as the Board may, in its discretion, prescribe.

          (c) The Board may, in its sole discretion and on such terms as it deems appropriate, require as a condition to the grant of an option to an employee or Associate that the employee or Associate surrender for cancellation some or all of the unexercised options which have been previously granted to him or her under the Plan or otherwise. An option, the grant of which is conditioned upon such surrender, may have an option price lower (or higher) than the exercise price of such surrendered option, may cover the same (or lesser or greater) number of shares as such surrendered option, may contain such other terms as the Board deems appropriate, and shall be exercisable in accordance with its terms, without regard to the number of shares, prices, exercise period or any other term or condition of such surrendered option.

4.       Shares Subject to the Plan

         The stock to be offered and delivered under the Plan, pursuant to the exercise of an option, shall be shares of the Corporation's authorized common stock and may be unissued shares or reacquired shares, as the Board may from time to time determine. Subject to adjustment as provided in paragraph 12 hereof, the aggregate number of shares to be delivered under the Plan shall not exceed Ten Million (10,000,000) shares. If an option expires or terminates for any reason during the term of the Plan prior to the exercise thereof in full, the shares subject to but not delivered under such option shall be available for options thereafter granted.

5.       Term of Option Period

         The term during which options may be granted under the Plan shall expire on May 22, 2012 and the option period during which each option may be exercised shall, subject to the provisions of paragraph 11 hereof, be during such period, expiring not later than the tenth anniversary.



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6. Option Price

         The price at which shares may be purchased upon exercise of a particular option shall be such price as may be fixed by the Board but in no event less than the minimum required in order to comply with any applicable law, rule or regulation.

7.       Stock as Form of Exercise Payment

          (a) At the discretion of the Board, a Grantee who owns shares of the Corporation's common stock may elect to use such shares, with the value thereof to be determined as the "fair market value" of such shares on the day prior to the date of exercise of the option, to pay all or part of the option price required under the Plan.

          (b) As used herein, "fair market" value shall be deemed to be the closing price on such day of the Corporation's common stock if the Corporation's common stock is then traded on a national securities exchange or the closing bid price on such day of the Corporation's common stock, if such stock is traded on the NASDAQ National Market System or Small-Cap Market System or, if not so traded, the average of the closing bid and asked prices thereof on such day.

          (c) If the "fair market value" of such shares cannot be determined pursuant to Section 7(b) above, the "fair market value" of such shares shall be determined in good faith (using customary valuation methods) by resolution of the members of the Board, based on the best information available to the Board.

8.       Exercise of Options

          (a) Each option granted shall be exercisable in whole or in part at any time, or from time to time, during the option period as the Board may provide in the terms of such option; provided that the election to exercise an option shall be made in accordance with applicable federal and state laws and regulations.

          (b) No option may at any time be exercised with respect to a fractional share.

          (c) No shares shall be delivered pursuant to the exercise of any option, in whole or in part, until (i) such shares are qualified for delivery under such securities laws and regulations as may be deemed by the Board to be applicable thereto, (ii) payment in full of the option price is received by the Corporation in cash or stock as provided in paragraph 7, and (iii) until payment in cash of any applicable withholding taxes is received by the Corporation. Unless prior to the exercise of the option the shares of the Corporation's common  stock  issuable  upon  such  exercise  have  been  registered  with  the
Securities and Exchange Commission pursuant to the Securities Act of 1933, the notice of exercise shall be accompanied by a representation or agreement of the individual exercising the option to the Corporation to the effect that such shares are being acquired for investment and not with a view to the resale or distribution thereof or such other documentation as may be required by the
Corporation unless in the opinion of counsel to the Corporation such representation, agreement, or documentation is not necessary to comply


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with said Act. No holder of an option,  or such holder's  legal  representative, legatee, or distributee shall be or be deemed to be a holder of any shares subject to such option unless and until a certificate or certificates therefor is issued in his name.

9.       Acceleration of Vesting

         The Board shall have the authority at any time or from time to time to accelerate the vesting of any individual option and to permit any stock option not theretofore exercisable to become immediately exercisable.

10.      Transfer of Options

         Options granted under the Plan may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the Grantee to whom granted, may be exercised only by such or by such Grantee's guardian or legal representative.

11.      Termination of Employment

         (a) Except as specifically provided in this paragraph 11, if the Grantee's employment or association with the Corporation shall terminate for any reason before the Option has vested in full, then the unvested portion of the Option shall automatically terminate on the date of termination of employment or association and all rights and interests of the Grantee in and to such unvested portion shall thereupon terminate.

         (b) Nothing in the Plan or in any option shall confer upon any Grantee the right to continue in the employ of the Corporation or interfere in any way with the right of the Corporation to terminate the employment of a Grantee at any time. The Board's determination that a Grantee's employment has terminated and the date thereof shall be final and conclusive on all persons affected thereby.

         (c) The Board may, if it determines that to do so would be in the Corporation's best interests, provide in a specific case or cases for the exercise of options which would otherwise terminate upon termination of employment with the Corporation for any reason, upon such terms and conditions as the Board determines to be appropriate.

         (d) In the case of a Grantee on an approved leave of absence, the Board may, if it determines that to do so would be in the best interests of the Corporation, provide in a specific case for continuation of options during such leave of absence, such continuation to be on such terms and conditions as the Board determines to be appropriate. Leaves of absence for such period and purposes conforming to the personnel policy of the Corporation as may be approved by the Board shall not be deemed terminations or interruptions of employment.

12.      Adjustments Upon Changes in Capitalization

         (a) If the Corporation's  outstanding common stock is hereafter changed
by   reason  of   reorganization,   merger,   consolidation,   recapitalization,
reclassification,  stock  split-up,


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combination,  or exchange of shares or the like, or dividends  payable in shares of the Corporation's common stock, an appropriate adjustment shall be made by the Board in the aggregate number of shares available under the Plan and in the number of shares and price per share subject to outstanding options. If the
Corporation  shall  be  reorganized,   consolidated,   or  merged  with  another
corporation, or if all or substantially all of the assets of the Corporation shall be sold or exchanged, the holder of an option shall, after the occurrence of such a corporate event, be entitled to receive upon the exercise of his option the same number and kind of shares of stock or the same amount of property, cash, or securities as he would have been entitled to receive upon the happening of any such corporate event as if he had exercised such option and had been, immediately prior to such event, the holder of the number of shares covered by such option.

         (b) Any adjustment in the number of shares shall apply proportionately to only the unexercised portion of any option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next higher whole number of shares.

13.      Termination, Modification, and Amendment

         (a) The Plan shall terminate on May 22, 2012, which is 10 years from the date of its adoption by the Board, and no option shall be granted after termination of the Plan.

         (b) The Plan may from time to time be terminated, modified, or amended by the action of a majority of the members of the Board present at a duly held meeting at which a quorum is present, as well as by the unanimous written consent of all of the members of the Board, or pursuant to any other procedure allowed under applicable state law.

         (c) The Board may at any time terminate the Plan or from time to time make such modifications or amendments of the Plan as it may deem advisable including, without limitation, modifications to reflect changes in applicable law.

         (d) No termination, modification, or amendment of the Plan, may, without the consent of the Grantee, adversely affect the rights conferred by such option.

14.      Effective Date

         The Plan became effective as of May 22, 2002 upon the adoption by the Board.



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